UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2010

Boyd Gaming Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-12882	88-0242733
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(Address of Principal Executive Offices, Including Zip Code)

(702) 792-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 15, 2010, Boyd Gaming Corporation (the “Company”) issued a notice of its election to redeem all of its 7.75% Senior Subordinated Notes due 2012 (the “Notes”) outstanding on December 15, 2010. The redemption will be effected pursuant to the provisions of Indenture, dated as of December 30, 2002, as supplemented by the First Supplemental Indenture, dated as of November 9, 2010 (collectively, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), which governs the Notes. The Indenture is incorporated herein by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-4 that was filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2003 and Exhibit 4.1 of the Company’s Current Report on Form 8-K that was filed with the SEC on November 12, 2010. The Trustee will act as paying agent with respect to the redemption of the Notes.

The Notes will be redeemed at a redemption price of 100.000% of their principal amount plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on December 1, 2010 to receive the interest payment due on December 15, 2010). As of November 15, 2010, there was approximately $66.826 million in aggregate principal amount of the Notes outstanding. On the redemption date, the redemption price will become due and payable upon presentation and surrender of the outstanding Notes. Pursuant to the terms of the Indenture, interest on the Notes will cease to accrue on the redemption date, and the only remaining right that holders of Notes will have is to receive payment of the redemption price for the Notes.

The notice of redemption of the Notes does not change or amend the previously disclosed tender offer for the Notes, which is scheduled to expire at 5:00 p.m., New York City time, on November 24, 2010, unless extended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2010	Boyd Gaming Corporation

/s/ JOSH HIRSBERG
Josh Hirsberg Senior Vice President, Chief Financial Officer and Treasurer